Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Debbie Nalchajian-Cohen

559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP REPORTS

EARNINGS RESULTS FOR THE SIX-MONTHS AND SECOND QUARTER ENDED

JUNE 30, 2007

CLOVIS, CALIFORNIA…July 12, 2007… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $3,071,000, or $0.48 per diluted share, for the six-month period ended June 30, 2007, compared to $3,099,000, or $0.48 per diluted share for the same period of 2006.

Annualized return on average equity for the first half of 2007 was 12.11%, compared to 13.64% for the same period in 2006.  This ratio decrease reflects the fact that retained earnings improved our balance sheet.  Annualized return on average assets was 1.29% for the first half of 2007, compared to 1.33% for the same period in 2006.

The Company’s net interest margin (fully tax equivalent basis) was 5.68% for the six months ended June 30, 2007, compared to 5.79% for the same period in 2006.  The decrease in net interest margin is principally due to an increase in the Company’s cost of funds.  In comparing the two periods, the effective yield on total earning assets increased 38 basis points, while the cost of total interest bearing liabilities increased 81 basis points and the cost of total deposits increased 56 basis points.  The Company has less exposure than many other financial institutions to such interest expense increases, as 32.5% of its average deposits are non-interest bearing.  The total cost of deposits for the six months ended June 30, 2007 was 1.86% compared to 1.30% for the same period in 2006.  Net interest income for the six months ended June 30, 2007 was $12,098,000, compared to $12,010,000 for the same period in 2006, an increase of $88,000 or 0.73%.

Total average assets for the six months ended June 30, 2007 were $477,140,000, compared to $464,666,000 for the same period in 2006.  Total average loans were $325,541,000 for the first half of 2007, compared to $299,292,000 for the same period in 2006, an 8.8% increase.  Total average investments decreased from $125,760,000 for the first half of 2006 to $108,923,000 for the first half of 2007 as sales, maturities and calls in the portfolio provided funding for loan growth and reduced short-term borrowings.  Total average deposits increased 1.8% to $417,678,000 for the six months ended June 30, 2007, compared to $410,342,000 for the same period in 2006.  The increase in average deposits is due to a $2,619,000 increase in interest bearing deposits and a $4,717,000 increase in non-interest bearing deposits.

Non-interest income for the six months ended June 30, 2007 increased $72,000, or 3.3% compared to the same period in 2006, mainly due to a $152,000 increase in income from service charges and a $58,000 increase in merchant bank card fee income partially offset by a $65,000 decrease in realized gains from sales of available-for-sale investment securities, and a $68,000 decrease in brokered loan fees.  Non-interest expense for the six months ended June 30, 2007 increased $618,000, or 7.0% compared to the same period in 2006, due to a $171,000 increase in salary expenses from an increase in the number of employees and ordinary increases in salaries and benefits.  Incremental expenses from the two new branches and new corporate headquarters opened in 2006, as well as the opening of the Modesto Loan Production office and the relocation of the Kerman branch in 2007, also contributed to the increase in non-interest expenses.

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Asset quality continues to be strong.  The Company had non-accrual loans totaling $86,000 at June 30, 2007, compared to one non-accrual loan of $29,000 at June 30, 2006.  The Company had no Other Real Estate Owned at June 30, 2007 or 2006.  The Company is not involved in any sub-prime mortgage lending activities and the loan portfolio did not include any sub-prime mortgage loans at June 30, 2007 or 2006.  During the first half of 2007, the Company recorded a $240,000 pre-tax addition to the allowance for credit losses, compared to $500,000 for the same period in 2006.

During the six months ended June 30, 2007, the Company repurchased 137,900 shares of its common stock for $2,066,000 in open market trading, with $536,000 currently remaining to repurchase shares as authorized by the Company’s Board of Directors.

Quarter Ended June 30, 2007

For the quarter ended June 30, 2007, the Company reported unaudited consolidated net income of $1,619,000, or $0.25 per diluted share, compared to $1,669,000, or $0.26 per diluted share, for the same period in 2006.

Annualized return on average equity for the second quarter of 2007 was 12.67%, compared to 15.18% for the same period of 2006.  This decrease is reflective of an increase in capital from retained earnings, partially offset by the repurchase of Company stock.  Annualized return on average assets was 1.35% for the second quarter of 2007 compared to 1.45% for the same period in 2006.

In comparing second quarter 2007 to second quarter 2006, total loans grew at a double-digit pace.  Average total loans increased $30,887,000, or 10.2% in the three months ended June 30, 2007, compared to the same period in 2006.  During the second quarter of 2007, the Company recorded $58,000 in net loan charge-offs.  Net income for the quarter ended June 30, 2007 reflects a $120,000 pre-tax addition to the allowance for credit losses, compared to $100,000 for the same period in 2006.  The increase in 2007 is principally due to the increase in the level of outstanding loans and our assessment of the overall adequacy of the allowance for credit losses.

Average total deposits for the second quarter of 2007 increased 4.5% to $421,473,000 compared to $403,209,000 for the same period of 2006.

The Company’s net interest margin (fully tax equivalent basis) decreased 15 basis points to 5.69% for the three months ended June 30, 2007, from 5.84% for the three months ended June 30, 2006.  Net interest income increased 1.4% to $6,130,000 for the second quarter of 2007, compared to $6,045,000 for the same period in 2006.

Non-interest income remained relatively flat at $1,116,000 for the second quarter of 2007 compared to $1,146,000 for the same period in 2006.  Non-interest expense increased $310,000, or 7.0% for the same periods mainly due to increases in salary and occupancy expenses.

“The Company’s core deposits remained strong and continued to increase in second quarter 2007 despite competitive pressure on the market due to a significantly higher cost of funds, and the impact of the inverted yield curve in the first half of the year.  While it is expected that the pressure will continue for the remainder of the year and have an effect on earnings growth, the Company has been able to consistently maintain a higher net interest margin compared to many peer institutions.  Additionally, loan demand has remained strong as growth continues during 2007.  The asset quality of our loan portfolio continues to reflect the first-rate quality of our borrowers,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank. “The geographic growth of the Company in the past several years, including the expansion into Modesto in second quarter 2007, has helped steadily build new relationships for the Company, and that progression is expected to continue,” concluded Doyle.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY.  Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates twelve offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather, Sacramento, and a loan production office in Modesto.  Additionally, the Bank operates Commercial Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Insurance services are offered through Central Valley Community Insurance Services LLC and investment services are provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com.

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Forward-looking Statements- Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30,	December	June 30,
(In thousands, except share amounts)	2007	31, 2006	2006

ASSETS
Cash and due from banks	$23,853	$23,898	$19,798
Federal funds sold	9,530	24,218	13,081
Total cash and cash equivalents	33,383	48,116	32,879
Interest bearing deposits in other banks	158	323	823
Available-for-sale investment securities (Amortized cost of $90,446 at June 30, 2007, $104,117 at December 31, 2006 and $103,352 at June 30, 2006)	89,591	103,922	101,067
Loans, less allowance for credit losses of $3,743 at June 30, 2007, $3,809 at December 31, 2006 and $3,425 at June 30, 2006	335,622	318,853	301,598
Bank premises and equipment, net	5,984	4,655	2,981
Bank owned life insurance	6,258	6,146	6,843
Federal Home Loan Bank stock	1,971	1,891	1,841
Goodwill and intangible assets	9,898	10,005	10,112
Accrued interest receivable and other assets	6,588	6,148	5,736

Total assets	$489,453	$500,059	$463,880

LIABILITIES AND SHAREHOLDERS’ EQUITY

Deposits:
Non-interest bearing	$138,185	$150,182	$132,243
Interest bearing	283,722	290,445	268,484
Total deposits	421,907	440,627	400,727

Short-term borrowings	10,625	3,250	13,038
Long-term debt	—	—	625
Accrued interest payable and other liabilities	6,022	6,404	4,992

Total liabilities	438,554	450,281	419,382
Commitments and contingencies
Shareholders’ equity:
Preferred stock, no par value: 10,000,000 shares authorized, no shares issued or outstanding	—	—	—
Common stock, no par value; 80,000,000 shares authorized; outstanding 5,958,786 at June 30, 2007, 6,037,656 at December 31,2006 and 5,975,880 at June 30, 2006	12,475	14,007	13,793
Retained earnings	38,937	35,888	32,076
Accumulated other comprehensive gain(loss), net of tax	(513)	(117)	(1,371)
Total shareholders’ equity	50,899	49,778	44,498

Total liabilities and shareholders’ equity	$489,453	$500,059	$463,880

CENTRAL VALLEY COMMUNITY BANCORP

CONSOLIDATED STATEMENT OF INCOME

(UNAUDITED)

For the six months ended	June 30,	June 30,
(Dollars in thousands except per share amounts)	2007	2006
Net Interest Income	$12,098	$12,010

Provision for credit losses	240	500

Net interest income after provision for credit losses	11,858	11,510

Total Non-Interest Income	2,275	2,203

Total Non-Interest Expense	9,461	8,843

Provision for Income Taxes	1,601	1,771

NET INCOME	$3,071	$3,099

Basic Earnings per Share	$0.51	$0.52
Diluted Earnings per Share	$0.48	$0.48

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLDIATED STATEMENT OF INCOME

(Unaudited)

For the three months ended	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(In thousands except per share amounts)	2007	2007	2006	2006	2006

Net interest income	$6,130	$5,968	$6,259	$6,104	$6,045
Provision for credit losses	120	120	200	100	100
Net interest income after provision for credit losses	6,010	5,848	6,059	6,004	5,945
Total non-interest income	1,116	1,159	1,679	1,295	1,146
Total non-interest expense	4,756	4,705	5,067	4,631	4,446
Provision for income taxes	751	850	528	999	976
Net income	$1,619	$1,452	$2,143	$1,669	$1,669

Basic earnings per share	$0.27	$0.24	$0.36	$0.28	$0.28
Diluted earnings per share	$0.25	$0.23	$0.33	$0.26	$0.26

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

For the three months ended	June 30,	March 31,	Dec. 31,	Sept. 30,	June 30,
(Dollars in thousands)	2007	2007	2006	2006	2006

Allowance for credit losses to total loans	1.10%	1.12%	1.18%	1.16%	1.12%
Nonperforming loans to total loans	0.03%	—	—	—	0.01%
Total nonperforming assets	$86	$—	$—	$—	$29

Net interest margin (calculated on a fully tax equivalent basis)	5.69%	5.66%	5.77%	5.82%	5.84%

Return on average assets	1.35%	1.23%	1.77%	1.43%	1.45%
Return on average equity	12.67%	11.55%	17.55%	14.28%	15.18%

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